EXHIBIT 99.1

Community West Bancshares Earns $1.1 Million in First Quarter, Nonaccrual Loans Decrease 48% Compared to a Year Ago

GOLETA, Calif., April 25, 2013 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (Nasdaq:CWBC), parent company of Community West Bank (Bank), today reported net income increased 33.0% to $1.1 million in the first quarter of 2013 (1Q13) compared to $819,000 in the first quarter a year ago (1Q12). Community West earned $2.3 million in fourth quarter of 2012 (4Q12).

"We were profitable for the third consecutive quarter and have worked diligently, doing what we set out to do, to improve the overall health of the Company," stated Martin E. Plourd, President and Chief Executive Officer. "Credit quality metrics improved substantially, with total nonaccrual loans at nearly half the levels that they were a year ago, and our capital ratios continue to improve. Now that profitability appears sustainable, we can sharpen our focus on responsible balance sheet growth."

1Q13 Financial Highlights

  Net income of $1.1 million.
  Earnings of $0.11 per diluted share.
  Net interest margin continued to be strong and was 4.78% in 1Q13, compared to 4.91% in 4Q12 and 4.48% in 1Q12.
  Nonaccrual loans declined 12.0% to $19.7 million at March 31, 2013, compared to $22.4 million at December 31, 2012 and $38.3 million at March 31, 2012.
  Net real estate owned (REO) and repossessed assets, after subtracting the USDA guarantee, totaled $1.9 million at March 31, 2013, the same as three months earlier. The net REO was $4.9 million at March 31, 2012.
  The total allowance for loan losses equaled 3.54% of total loans held for investment at March 31, 2013, compared to 3.66% at December 31, 2012 and 3.19% a year ago. The quantitative historical loss allocation portion of the allowance calculation showed some improvement during 1Q13.
  Community West Bank's capital ratios continue to strengthen - Total risk-based capital ratio was 15.63% and Tier 1 leverage ratio was 11.34% at March 31, 2013, an increase compared to a Total risk-based capital ratio of 15.27% and Tier 1 leverage ratio of 10.69% at December 31, 2012. The Bank's regulatory agreement requires that ratios of 12% and 9%, respectively, be maintained.

Including $262,000 of dividends and accretion on preferred stock, the net income available to common stockholders was $827,000, or $0.11 per diluted share, in 1Q13 compared to net income available to common stockholders of $2.1 million, or $0.26 per diluted share, in 4Q12 and net income available to common stockholders of $557,000, or $0.08 per diluted share, in 1Q12.  Book value per common share was $6.41 at March 31, 2013, compared to $6.29 at December 31, 2012 and $6.01 at March 31, 2012.

Credit Quality

"Community West's credit costs continued to decline and were significantly below those of a year ago. As a result of this progress all of our key credit quality metrics have improved and our reserve levels remain substantial," said Plourd.

In the first quarter of 2013, $196,000 was taken as a credit to the loan loss provision. This compares to $895,000 taken as a credit to the loan loss provision in 4Q12 and a $2.0 million provision recorded in 1Q12.

The allowance for loan losses totaled $14.0 million at March 31, 2013, equal to 3.54% of total loans held for investment, compared to 3.66% at December 31, 2012 and 3.19% a year ago.

Nonaccrual loans totaled $19.7 million, or 4.32% of total loans at March 31, 2013 compared to $22.4 million, or 4.84% of total loans, at December 31, 2012, and $38.3 million, or 7.37% of total loans, a year ago. Of the $19.7 million in nonaccrual loans, $10.5 million (53.3%) were commercial real estate loans, $6.6 million (33.7%) were manufactured housing loans, $1.8 million (9.4%) were commercial loans, $348,000 (1.8%) were SBA loans, $228,000 (1.2%) were home equity line of credit loans and $117,000 (0.6%) were other installment loans.

REO and repossessed assets stood at $4.4 million at March 31, 2013 compared to $1.9 million three months earlier and $5.8 million a year earlier.  This amount consists of $3.5 million REO and $900,000 from repossessed manufactured housing loans. REO consists of only one property for which $2.5 million is guaranteed by the USDA. Nonaccrual loans plus REO and repossessed assets, net of SBA/USDA guarantees, totaled $21.6 million, or 4.1% of total assets, at March 31, 2013 compared to $24.3 million, or 4.6% of total assets, three months earlier and $43.2 million, or 6.9% of total assets, a year ago.

Net charge-offs totaled $318,000 in 1Q13 compared to net recoveries of $304,000 in 4Q12 and net charge-offs of $2.5 million in 1Q12.

Income Statement

Community West's first quarter net interest income was $5.8 million compared to $6.2 million in 4Q12 and $6.5 million in 1Q12. The first quarter net interest margin improved 30 basis points to 4.78%, compared to 4.48% in 1Q12. The net interest margin was 4.91% in 4Q12. The margin remains strong and 4Q12 was positively impacted by one large interest recovery.

Non-interest income was $767,000 in 1Q13 compared to $761,000 in 4Q12 and $1.9 million in 1Q12. The non-interest income total for 1Q12 included $1.1 million in gains on sales of loans.

First quarter operating or non-interest expenses totaled $5.7 million compared to $5.5 million in 4Q12 and $5.6 million in 1Q12.  Salaries and employee benefits were higher due to the increase in staff, primarily lenders and credit administration, and the payroll tax reinstatement.

Balance Sheet

Net loans were $442.4 million at March 31, 2013 compared to $449.2 million at December 31, 2012 and $504.6 million a year ago. Commercial real estate loans outstanding were down 19.7% from year ago levels to $132.0 million at March 31, 2013 and comprise 28.9% of the total loan portfolio. Manufactured housing loans were down 5.7% from year ago levels to $174.9 million and represent 38.3% of total loans. SBA loans decreased 16.7% from a year ago to $80.1 million and represent 17.6% of the total loan portfolio and commercial loans increased 1.0% from year ago levels to $40.3 million and represent 8.8% of the total loan portfolio.

"On the liability side of the balance sheet, our total deposits declined during the quarter as the Bank's balance sheet streamlining was managed and we continue to change the deposit mix by letting higher cost interest-bearing certificates of deposit run off," said Charles G. Baltuskonis, Executive Vice President and Chief Financial Officer.

Non-interest-bearing deposit accounts were $48.9 million at March 31, 2013 compared to $53.6 million at December 31, 2012 and $55.0 million at March 31, 2012. Interest-bearing accounts decreased to $264.0 million at the end of March, compared to $269.5 million at December 31, 2012 and $291.5 million a year ago. Total deposits were $434.0 million at March 31, 2013 compared to $434.2 million at December 31, 2012 and $510.8 million a year ago. Core deposits, defined as non-interest-bearing checking, interest-bearing checking, money market accounts, savings accounts and retail certificates of deposit totaled $359.2 million at March 31, 2013 compared to $368.9 million at December 31, 2012, and $402.8 million at March 31, 2012.

Total assets were $533.1 million at March 31, 2013 compared to $532.1 million at December 31, 2012, and $623.2 million a year ago. Stockholders' equity improved to $54.1 million at March 31, 2013, compared to $53.0 million at December 31, 2012 and $51.1 million at March 31, 2012.

The Company is prohibited from paying dividends on its common or preferred stock without the prior approval of the Federal Reserve Board (FRB). The FRB denied the paying of the $195,000 dividend payments on the preferred shares that were due on May 15, 2012, August 15, 2012, November 15, 2012 and February 15, 2013. Such amounts continue to be accrued as incurred and deducted from capital.

On December 11, 2012, the U.S. Treasury sold its shares of the Company's perpetual preferred stock in a non-public offering as part of a modified Dutch auction. Such shares were all purchased by third parties unaffiliated with the Company. The Treasury continues to hold a warrant to purchase up to 521,158 shares of the Company's common stock at $4.49 per share.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012

Interest income
Loans	$ 6,794	$ 7,254	$ 8,082
Investment securities and other	170	188	239
Total interest income	6,964	7,442	8,321
Interest expense
Deposits	759	843	1,265
Other borrowings and convertible debentures	407	433	528
Total interest expense	1,166	1,276	1,793
Net interest income	5,798	6,166	6,528
Provision for loan losses	(196)	(895)	1,983
Net interest income after
provision for loan losses	5,994	7,061	4,545
Non-interest income
Other loan fees	230	277	250
Gain from loan sales, net	161	139	1,097
Other	376	345	541
Total non-interest income	767	761	1,888
Non-interest expenses
Salaries and employee benefits	3,514	3,026	2,885
Occupancy and equipment expenses	455	464	495
FDIC assessment	265	296	426
Professional services	315	491	325
Loss on sale and write-down of foreclosed real estate
and repossessed assets	84	71	409
Other operating expenses	1,039	1,142	1,074
Total non-interest expenses	5,672	5,490	5,614
Income before income taxes	1,089	2,332	819
Provision for income taxes	--	--	--

NET INCOME	$ 1,089	$ 2,332	$ 819

Dividends and accretion on preferred stock	262	263	262

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$ 827	$ 2,069	$ 557

Earnings per common share:
Basic	$ 0.14	$ 0.35	$ 0.09
Diluted	$ 0.11	$ 0.26	$ 0.08

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	March 31,	December 31,	March 31,
	2013	2012	2012

Cash and cash equivalents	$ 35,689	$ 27,891	$ 43,145
Time and interest-earning deposits in other financial institutions	3,537	3,653	5,403
Investment securities	23,902	24,040	32,146
Loans:
Commercial	40,311	37,266	39,906
Commercial real estate	132,009	126,676	164,437
SBA	80,123	85,957	96,239
Manufactured housing	174,923	177,391	185,539
Single family real estate	9,096	9,945	11,518
HELOC	17,318	17,852	20,527
Consumer	264	355	362
Mortgage loans held for sale	2,312	8,223	818
Total loans	456,356	463,665	519,346

Loans, net
Held for sale	61,753	68,694	58,460
Held for investment	394,603	394,971	460,886
Less: Allowance	(13,950)	(14,464)	(14,705)
Net held for investment	380,653	380,507	446,181
NET LOANS	442,406	449,201	504,641

Other assets	27,589	27,316	37,890

TOTAL ASSETS	$ 533,123	$ 532,101	$ 623,225

Deposits
Non-interest-bearing demand	$ 48,920	$ 53,605	$ 54,986
Interest-bearing demand	264,044	269,466	291,529
Savings	16,621	16,351	19,579
CDs over 100K	90,708	80,710	121,993
CDs under 100K	13,726	14,088	22,712
Total Deposits	434,019	434,220	510,799
Other borrowings	41,735	41,852	58,852
Other liabilities	3,299	2,980	2,464
TOTAL LIABILITIES	479,053	479,052	572,115

Stockholders' equity	54,070	53,049	51,110

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 533,123	$ 532,101	$ 623,225

Shares outstanding	6,033	5,995	5,990

Book value per common share	$ 6.41	$ 6.29	$ 6.01

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Quarter Ended	Quarter Ended	Quarter Ended
PERFORMANCE MEASURES AND RATIOS	Mar. 31, 2013	Dec. 31, 2012	Mar. 31, 2012
Return on average common equity	11.46%	25.52%	9.07%
Return on average assets	0.83%	1.71%	0.52%
Efficiency ratio	86.40%	79.26%	66.71%
Net interest margin	4.78%	4.91%	4.48%

	Quarter Ended	Quarter Ended	Quarter Ended
AVERAGE BALANCES	Mar. 31, 2013	Dec. 31, 2012	Mar. 31, 2012
Average assets	$ 524,572	$ 544,847	$ 631,547
Average earning assets	492,304	499,855	586,399
Average total loans	460,741	466,401	540,763
Average deposits	426,367	447,827	511,634
Average equity (including preferred stock)	53,363	51,844	51,209
Average common equity (excluding preferred stock)	37,998	36,545	36,112

EQUITY ANALYSIS	Mar. 31, 2013	Dec. 31, 2012	Mar. 31, 2012
Total equity	$ 54,070	$ 53,049	$ 51,110
Less: senior preferred stock	15,408	15,341	15,141
Total common equity	$ 38,662	$ 37,708	$ 35,969

Common stock outstanding	6,033	5,995	5,990
Book value per common share	$ 6.41	$ 6.29	$ 6.01

ASSET QUALITY	Mar. 31, 2013	Dec. 31, 2012	Mar. 31, 2012
Nonaccrual loans	$ 19,707	$ 22,425	$ 38,290
Nonaccrual loans/total loans	4.32%	4.84%	7.37%
REO and repossessed assets	$ 4,389	$ 1,889	$ 5,776
Less: SBA/USDA-guaranteed amounts	2,481	0	$ 844

Net REO and repossessed assets	$ 1,908	$ 1,889	$ 4,932
Nonaccrual loans plus net REO	21,615	24,314	$ 43,222
Nonaccrual loans plus net REO/total assets	4.05%	4.57%	6.94%
Net loan charge-offs in the quarter	$ 318	$ (304)	$ 2,548
Net charge-offs in the quarter/total loans	0.07%	-0.07%	0.49%

Allowance for loan losses	$ 13,950	$ 14,464	$ 14,705
Plus: Reserve for undisbursed loan commitments	90	102	206
Total allowance for credit losses	$ 14,040	$ 14,566	$ 14,911
Total allowance for loan losses/total loans held for investment	3.54%	3.66%	3.19%
Total allowance for loan losses/nonaccrual loans	70.79%	64.50%	38.40%

Community West Bancshares
Tier 1 leverage ratio	10.29%	9.72%	8.08%
Tier 1 risk-based capital ratio	13.12%	12.81%	10.61%
Total risk-based capital ratio	16.27%	15.98%	13.52%

Community West Bank
Tier 1 leverage ratio	11.34%	10.69%	8.52%
Tier 1 risk-based capital ratio	14.35%	13.99%	11.15%
Total risk-based capital ratio	15.63%	15.27%	12.43%

INTEREST SPREAD ANALYSIS	Mar. 31, 2013	Dec. 31, 2012	Mar. 31, 2012
Yield on interest-bearing deposits	0.82%	0.85%	1.10%
Yield on total loans	5.98%	6.19%	6.01%
Yield on investments	2.44%	2.55%	2.23%
Yield on earning assets	5.74%	5.92%	5.71%

Cost of deposits	0.72%	0.75%	0.99%
Cost of FHLB advances	2.92%	2.94%	2.43%
Cost of interest-bearing liabilities	1.14%	1.17%	1.37%
CONTACT: Charles G. Baltuskonis, EVP & CFO
         805.692.5821
         www.communitywestbank.com